EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 8th day of September, 2014 (the “Effective Date”) by and between Jack B. Chadsey, an individual (“Executive”), and iWallet Corporation, a Nevada corporation (“the Company”).

AGREEMENT

In consideration of the covenants and agreements of the parties contained herein, the parties hereby agree as follows:

I.                   Employment.

The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, on the terms and conditions set forth herein. Executive shall devote his full working time and energy to performing the services and duties of his employment hereunder to the best of his ability. The aforementioned limitations shall not preclude Executive from becoming a member of the Board of Directors, or serve in an advisory capacity to other entities or charitable organizations that do not constitute a Competitive Business as defined in Section VI.B.

II.                Term.

This Agreement sets forth the terms of employment between Executive and the Company. This initial term of this Agreement shall be three (3) years, and shall commence on September 1, 2014 and shall continue until August 31, 2017 ("the Initial Term"), and shall automatically renew for one (1) year periods thereafter, unless terminated earlier as provided in Section VII below.

III.             Positions and Duties.

Executive shall serve as the Chief Executive Officer for the Company. Executive shall report directly to the Board of Directors. During Executive's employment, the Executive shall also serve as a member of the Board of Directors. The Executive shall be responsible for oversight for all business affairs of the Company, as well as development of new business strategies, and any other initiatives as directed by the Board.

The Executive’s principal place of employment shall be at the Company’s headquarters in Miami, Florida, but Executive may be required from time to time to travel to other geographic locations in connection with the performance of his duties hereunder.

IV.             Compensation.

As compensation for Executive’s services to be performed hereunder, the Company shall provide Executive with the following compensation and benefits:

A.                Base Salary. The Company shall pay Executive a minimum annual base salary of $150,000.00 per year. Executive’s base salary shall be payable in accordance with the Company’s current payroll practices and shall be subject to such withholding as is required by law. The Company will review Executive’s base salary annually for upward adjustments only. Said review shall take place no later than September 1st of each calendar year, commencing in 2015, and said adjustment shall be implemented at the next payroll period.

B.                 Vacation. Executive shall be entitled to four (4) weeks of annual paid vacation, commencing the calendar year 2015. Executive is entitled to one (1) week of paid vacation in 2014. Any earned but unused vacation may not be used in any subsequent year. Upon termination of his employment for any reason, Executive shall receive payment for any earned but unused vacation; provided, however, that if the Executive terminates his employment pursuant to Section VII.B., payment of such accrued vacation is conditioned upon Executive complying with said notice provision.

C.                 Business Expenses. The Company will promptly reimburse Executive for all reasonable travel and accommodation costs, entertainment and other business expenses incurred as part of discharging Executive’s duties hereunder, in accordance with the policies and procedures established by the Company for its employees, subject to receipt of reasonable and appropriate documentation by the Company.

D.                Health Insurance. Executive will be entitled to participate in such group health medical, dental and vision plans as the Company offers to other employees pursuant to the terms and conditions of those plans.

E.                 401K Plan and Other Benefits. Executive shall be entitled to participate in the Company’s 401k plan and in any and all other disability, life and retirement insurance programs which are in effect as of the effective date of this Agreement or hereinafter offered by the Company to its employees, upon, upon the terms and conditions contained in such plans.

F.                  Legal and Financial Advice. Executive shall be promptly reimbursed for his reasonable attorneys' fees and any fees generated by his financial advisors in connection with the cost of the legal, financial and tax advice rendered in connection with the preparation of this Agreement.

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V. Equity Awards.

A. Equity Award. The Company represents and warrants that the number of issued and outstanding shares as of the date of this Agreement is Twenty Nine Million Three Hundred Twenty-one Thousand Three Hundred Seventy-nine (29,321,379) shares. Upon the effective date of this Agreement, Executive shall receive a grant of common stock equal to fifteen percent (15%) of the Company’s currently issued an outstanding common stock, or 4,398,207 total shares (the “Equity Award Shares”), subject to the vesting schedule set forth below.

B. Vesting Schedule. The Equity Award shares shall vest as follows:

a. 1,172,855 shares on the effective date of this Agreement

b. 1,172,855 shares on the first anniversary of this Agreement

c. 1,172,855 shares on the second anniversary of this Agreement

d. 879,642 shares on the third anniversary of this Agreement

C. Transfer Restrictions on Un-vested Equity Award Shares. Prior to the vesting of the Equity Award Shares as described above, Executive may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Equity Award Shares which remain un-vested. The Equity Award Shares shall be forfeited if Executive violates or attempts to violate these transfer restrictions.

D. Distribution of Share Certificates Upon Vesting. The Equity Award Shares shall be issued in the form of four (4) stock certificates in the denomination set forth in Section V(B), above. Within ten (10) days of the effective date of this Agreement, the share certificate in the amount of 1,172,855 shares shall be delivered to the Executive. The share certificates in the denominations set forth in Sections V(B) (b), (c), and (d), above, shall be held in trust for the Executive by the Company. When the Equity Award Shares represented by each such additional certificate become vested as provided herein, such additional certificates shall be delivered to the Executive within ten (10) days of their vesting dates.

E. Issuance of Additional Shares To Account For Subsequent Dillution. It is the intent of the parties to this Agreement that, conditioned upon Executive's continued employment with the Company and subject to Section VII(B) herein below, at the conclusion of the Initial Term of this Agreement, the Executive should own fifteen percent (15%) of the total issued and outstanding shares of the capital stock (including both common stock and voting or nonvoting stock or preferred stock) of the Company. In order to account for subsequent dilutive issuances of capital stock by the Company, the Company shall, upon the effective vesting of each tranche of Equity Award Shares as set forth in Section V(B) (b-d), above, issue the executive additional Equity Award Shares, in addition to the denominations set forth in Section V(B), as follows:

a. On the first anniversary of this Agreement, such additional Equity Award Shares as are necessary to provide the Executive with a total of eight percent (8%) of the total issued and outstanding shares of capital stock of the Company;

b. On the second anniversary of this Agreement, such additional Equity Award Shares as are necessary to provide the Executive with a total of twelve percent (12%) of the total issued and outstanding shares of capital stock of the Company; and

c. On the third anniversary of this Agreement, such additional Equity Award Shares as are necessary to provide the Executive with a total of fifteen percent (15%) of the total issued and outstanding shares of capital stock of the Company.

The Executive's right to receive the additional Equity Award Shares set forth in Section V(B)(b-d) and V(E) above on the first, second, and third anniversaries of this Agreement in the number of shares and percentages set forth above is conditioned on the future performance of substantial services by the Executive. If this Agreement is terminated, the provisions of Section VIII will dictate the Executive's entitlement to Additional Equity Awards.

F. If a Change of Control occurs and irrespective of whether any equity award is being assumed, substituted, exchanged or terminated in connection with the Change of Control, the vesting of the Equity Award Shares shall accelerate such that the shares shall become vested effective as of immediately prior to consummation of the Change of Control. As used herein, "Change of Control" means (a) a sale or substantially all of the Company's assets; (b) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Company); or (c) the consummation of a transaction, or series of related transactions, in which any “person” becomes the “beneficial owner”, directly or indirectly, of all of the Company’s then outstanding voting securities. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to (i) change the jurisdiction of the Company’s incorporation, (ii) create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction, or (iii) obtain funding for the Company in a financing that is approved by the Company’s Board.

G. The Executive will not be required to pay the Company for any equity awards.

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VI. Restrictive Covenants.

A. Confidential Information. The Executive acknowledges that during the course of his employment, the Company will disclose information relating to the Company's business (including, without limitation, know-how, formulas, business plan, processes, ideas, methodologies, trade secrets, inventions (whether patentable or not), financial information, such as the negotiations with funding sources or business partners), which, to the extent disclosed during Executive's employment, shall be deemed Confidential Information. Executive acknowledges that he will use his best efforts to hold in strict confidence, protect and safeguard the Confidential Information and shall not disclose, sell, assign or make available Confidential Information to any third party without the written consent of the Company. Confidential Information does not include information which has become publicly known and generally available through no wrongful act or omission of Executive or of others. The parties acknowledge and agree that Confidential Information does not include the Executive's use of his own compensation and benefits information.

B. Non competition. The Executive agrees that it will not, without the Company's prior written consent, engage directly or indirectly in any Competitive Business located in the United States, while employed by the Company and for a period of one (1) year thereafter, regardless of the reason for the termination of employment. Competitive Business shall be defined as any business engaged in the development, sale or distribution of a biometric case with bluetooth connectivity to cellular phones to prevent loss or theft in various sizes, which includes, but is not limited to a cash or credit card wallet, as well as luxury technological wallet, passport, purse or luggage products.

C. Enforcement. The Executive agrees that a breach of Section VI may cause irreparable harm to the Company and that there can be no adequate remedy at law for any breach of its obligations hereunder and that any such breach may allow the Executive or third parties to unfairly compete with the Company and therefore, upon any such breach, the Company shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law, including, but not limited to reasonable attorneys' fees.

VII. Termination.

A.                Termination by the Company. Notwithstanding anything contained in this agreement to the contrary, and subject to the provisions of VIII.A. and B., the Company may terminate Executive’s employment as provided below:

1.      Executive’s employment shall terminate upon his death.

2.      The Executive’s employment may be terminated if, as a result of Executive’s incapacity due to physical or mental illness or disability, Executive shall have been absent from his duties hereunder on a full time basis for a period of one hundred and twenty (120) consecutive days.

3.      The Executive’s employment may be terminated for “good cause” as defined below upon written notice. The term “good cause” shall mean the occurrence of any one of the following events:

a.                   The commission of acts of fraud or embezzlement.

b.                  Intentional and willful misconduct that exposes the Company to criminal and/or civil liability;

c.                   Executive’s violation of any material provision of this Agreement, which has not been cured within thirty (30) days after notice of such non-compliance has been given by the Company to Executive that specifically identifies the nature of the breach;

d.                  Executive’s failure to obey the lawful direction of the Board; or

e.                   Executive’s conviction of a felony.

4.      The Company may terminate Executive for any other reason upon thirty (30) days written notice to Executive.

B.                 Resignation/Termination by Employee. Employee may terminate his employment for any reason upon sixty (60) days written notice to the Company. If, however, Executive resigns as a result of one or more of the following events, the resignation will be deemed for "Good Reason," and Executive will be entitled to the Termination Benefits set forth in Section VIII.B. Good Reason will have occurred if, without Executive's written consent, there has been; (i) a material diminution in the Executive's authority, duties or responsibilities under Section III, including but not limited to, no longer reporting directly to the Board of Directors; (ii) a reduction in Executive's Base Salary or a failure to offer the Equity Awards as set forth in Section V; (iii) a material relocation of Executive's principal place of employment, with a relocation of more than fifty (50) miles from Miami, Florida to be deemed material for such purpose; or (iv) a material breach by the Company of any of its obligations under this Agreement; provided, however, that none of the events specified above shall constitute Good Reason, unless the Executive first provides written notice to the Company describing the applicable event within thirty (30) days following the occurrence and Executive's knowledge of that event, and the Company fails to cure such event within thirty (30) days of receipt of such written notice.

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VIII. Obligations Following Termination of Employment.

A. Termination Due to Death, Incapacity, Good Cause or Resignation. If Executive’s employment is terminated by the Company pursuant to Section VII.A.1 VII.A.2 or VII.A.3 above or employment is terminated by Executive pursuant to Section VII.B. hereof and without Good Reason; the Company shall have no obligation to provide any severance pay or continued benefits to Executive, and all unvested Equity Award Shares shall be forfeited to the Company. The Company shall, however, be obligated to pay Executive (or in the case of his death, his executor, administrators or assigns) all unpaid Base Salary, accrued vacation, and other benefits accrued through the effective date of termination and shall provide such other benefits, such as health insurance continuation coverage under COBRA, as may be required by law. If the Executive’s employment is terminated by the Company pursuant to Section VII.A.1, VII.A.2 or VII.A.3, the effective date of the termination shall be the date of the written notice given to the Executive. If employment is terminated by the Executive pursuant to Section VII.B hereof, the effective date of termination shall be thirty (30) days from the written notice tendered to the Company by the Executive.

B. Termination Without Good Cause or For Good Reason. If Executive’s employment is terminated by the Company pursuant to Section VII.A.4 or Employee resigns from the Company for Good Reason as set forth in Section VII.B:

1. Executive shall be paid all unpaid Base Salary, accrued vacation and other benefits accrued through the termination date, together with three (3) months' Base Salary and shall receive such other benefits, such as health insurance continuation coverage under COBRA, as may be required by law (“the Termination Benefits”). The Termination Benefits shall be paid in accordance with the Company’s current regular payroll practices and shall be subject to such withholding as is required by law, in exchange for a general release of all claims against the Company, as set forth in the form attached hereto as Exhibit A.

2. With respect to any outstanding Equity Award Shares not yet vested as set forth in Section V herein above, the Company shall fully accelerate the vesting of all such shares as of the termination date, except as follows: if the Executive resigns with or without Good Reason or is terminated by the Company for any reason, prior to June 1, 2015, then the vesting of 10/12 times 1,172,855 Equity Award Shares (977,379 shares) shall accelerate and such shares shall become fully vested, with all remaining unvested Equity Award Shares being forfeited to the Company.

3. Executive agrees that he will have no rights or remedies in the event of his termination by the Company other than those set forth in this Agreement.

4. Executive shall not be required to mitigate the amount of any payment pursuant to Section VIII.B, by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided herein be reduced by any compensation earned by other employment or otherwise.

C. Resignation of Other Positions. Upon termination of employment for any reason whatsoever, the Executive shall be deemed to have resigned from any office(s) then held by him with the Company.

D. If the Company is a Subchapter S Corporation at the time of any termination of the Executive, then the Executive, pursuant to Section 1377 of the Internal Revenue Code, can elect to terminate the taxable year of the corporation as of his termination date.

IX. Section 409A of the Code

(a) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, and the Treasury Regulations, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Any amount payable under this Agreement that constitutes deferred compensation subject to section 409A of the Code shall be paid at the time provided under this Agreement or such other time as permitted under section 409A of the Code. No interest will be payable with respect to any amount paid within a time period permitted by, or delayed because of, section 409A of the Code. All payments to be made upon a termination of employment under this Agreement that are deferred compensation may only be made upon a "separation from service" under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b) Payment Delay. To the maximum extent permitted under section 409A of the Code, the severance benefits payable under this Agreement are intended to comply with the "short-term deferral exception" under Treas. Reg.§1.409A-1(b)(4), and any remaining amount is intended to comply with the "separation pay exception" under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to Executive during the six (6) month period following Executive's Termination Date that does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of section 409A of the Code, then such amount shall hereinafter be referred to as the "Excess Amount." If at the time of Executive's separation from service, the Corporation's (or any entity required to be aggregated with the Corporation under section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and Executive is a "specified employee" (as defined in section 409A of the Code and determined in the sole discretion of the Corporation (or any successor thereto) in accordance with the Corporation's (or any successor thereto) "specified employee" determination policy), then the Corporation shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following Executive's Termination Date with the Corporation (or any successor thereto) for six (6) months following Executive's Termination Date with the Corporation (or any successor thereto). The delayed Excess Amount shall be paid in a lump sum to Executive within ten (10) days following the date that is six (6) months following Executive's Termination Date with the Corporation (or any successor thereto). If Executive dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of section 409A of the Code, such Excess Amount shall be paid to the personal representative of Executive's estate within sixty (60) days after Executive's death.

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(c) Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of Executive's taxable year next following Executive's taxable year in which the related taxes are remitted to the taxing authority.

X. Indemnification and D&O Insurance. Executive will be provided indemnification to the maximum extent permitted by the Company’s and its subsidiaries’ and affiliates’ Articles of Incorporation or Bylaws, including, if applicable, any directors and officers’ insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company’s executive officer or director and subject to the terms of any separate written indemnification agreement.

XI. Board membership. At each annual meeting of the Company's stockholders prior to the Termination Date, the Corporation will nominate Executive to serve as a member of the Board. Executive's service as a member of the Board will be subject to any required stockholder approval.

XII. Right to Enter into Agreement.

Executive has the unfettered right to enter into this Agreement and all of the terms, covenants and conditions herein, and Executive has not done or permitted to be done anything which may curtail or impair any of the rights granted to the Company herein.

XIII. Assignment.

This Agreement is personal in nature and Executive’s obligations hereunder may not be assigned. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purpose of this Agreement), but will not otherwise be assignable, transferable, or delegable by the Company.

XIV. Severability.

If any provision of this Agreement shall be found invalid by any court of competent jurisdiction, such findings shall not affect the validity of any other provision hereof and the invalid provisions shall be deemed to have been severed herefrom.

XV. Waiver of Breach.

The waiver by any party of the breach of any provision of this Agreement by the other party or the failure of any party to exercise any right granted to it hereunder shall not operate or be construed as the waiver of any subsequent breach by such other party nor the waiver of the right to exercise any such right.

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XVI. Notices.

Any notice, consent or other communication under this Agreement shall be in writing and shall be delivered personally or sent by overnight courier (in both cases with personally signed proof of delivery) and shall be deemed given when so delivered. Notice to parties shall be delivered or mailed to the following addresses (or to such other address as a party may specify by written notice).

If to Executive:

Jack B. Chadsey

600 Coral Way, Floor 2

Coral Gables, Fla. 33134

with a copy to: Elizabeth P. Johnson, Esq.

Fowler White Burnett

ejohnson@fowler-white.com

If to the Company:

Steven Cabouli

President

iWallet Corporation

7968 Arjons Drive

San Diego, California 92126

XVII. Complete Agreement.

This Agreement contains a complete statement of all the arrangements between the parties with respect to Executive’s employment by the Company and supersedes any and all prior or existing agreements between them concerning Executive’s employment and any emoluments arising hereunder.

XVIII. Modification.

This Agreement may be amended, modified, superseded or cancelled only by a written instrument signed by both parties.

XIX. Choice of Law.

This Agreement shall be governed by and constructed and interpreted in accordance with the laws of the State of Nevada, without reference to principles of conflict of laws.

XX. Attorneys’ Fees.

In the event any party hereto commences an action in connection with this Agreement (whether in court, arbitration or with an administrative agency), the prevailing party shall be entitled to its/his reasonable attorneys’ fees, costs and expenses incurred in such action and in any appeal therefrom

XXI. Construction.

No provision of this Agreement shall be construed against any party merely because that party or its/his counsel drafted or revised the provision in question.

XXII. Advice of Counsel

The parties represent and agree that they have carefully read and fully understand all of the provisions of this Agreement, and the terms and conditions set forth herein, and that they are voluntarily entering into this Agreement. The parties affirm that, prior to execution of this Agreement, they have consulted with counsel concerning the terms and conditions set forth herein or have had the opportunity to do so.

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XXIII. Headings.

The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation

XXIV. Survival.

Except as otherwise set forth in the Agreement, to the extent necessary to carry out the intentions of the parties hereunder, the respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment.

WHEREFORE, the parties hereto have executed this Agreement as of the day and year first set forth above.

By: /s/ Jack B. Chadsey Jack B. Chadsey Date: 9/2/2014	iWallet Corporation By: /s/ Steven Cabouli Steven Cabouli Title: President Date: 9/2/2014

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